Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated June 14, 2016, and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

LDR Holding Corporation

at

$37.00 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated June 14, 2016

by

LH Merger Sub, Inc.,

an indirect wholly owned subsidiary of

Zimmer Biomet Holdings, Inc.

LH Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Zimmer Biomet Holdings, Inc., a Delaware corporation (“Parent”), is making an offer to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (“Shares”), of LDR Holding Corporation, a Delaware corporation (“LDR”), for a price per Share of $37.00 (such amount, as it may be adjusted from time to time upon the terms and subject to the conditions set forth in the Merger Agreement (as defined below), the “Offer Price”), net to the seller in cash, without interest, less any deductions or withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 14, 2016 (the “Offer to Purchase”) and the related letter of transmittal that accompanies the Offer to Purchase (the “Letter of Transmittal”). Purchaser was formed by Parent solely for purposes of entering into the transactions with LDR described in the Offer to Purchase.

Tendering stockholders who are registered holders of their Shares and tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK

CITY TIME, ON JULY 13, 2016 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY

TIME, ON JULY 12, 2016), UNLESS THE OFFER IS EXTENDED.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 6, 2016 (the “Merger Agreement”), by and among Parent, Purchaser and LDR, pursuant to which, as soon as practicable following consummation of the Offer and subject to the satisfaction or waiver by Parent or Purchaser of the remaining conditions set forth therein, Purchaser will merge with and into LDR (the “Merger”), with LDR continuing as the surviving corporation in the Merger and an indirect wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, the Merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified therein (such time, the “Merger Effective Time”). At the Merger Effective Time, each Share issued and outstanding immediately prior to the Merger Effective Time (other than treasury Shares held by LDR and any Shares owned by Parent, Purchaser or any direct or indirect subsidiary of Parent or LDR or any Shares held by any person who is entitled to and properly demands statutory appraisal of his, her or its Shares under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) in connection with the Merger) will be converted into the right to receive an amount in cash, without interest, equal to $37.00 per Share, less any deductions or withholding of taxes required by applicable law.

The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined below), (ii) there not being in effect or pending any law, order or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by a court or other governmental authority of competent jurisdiction prohibiting, rendering illegal or enjoining the consummation of the Offer or the Merger and (iii) the expiration or termination of any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The Offer is also subject to other conditions set forth in Section 15 — “Certain Conditions of the Offer” of the Offer to Purchase. The Offer is not subject to any financing condition. The term “Minimum Condition” is defined in Section 15 — “Certain Conditions of the Offer” of the Offer to Purchase and generally requires that there be validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the Depositary pursuant to such procedures) that, when added to the Shares beneficially owned by Parent and its affiliates, would represent more than 50 percent of the aggregate number of Shares outstanding immediately prior to the acceptance of Shares pursuant to the Offer.

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger following consummation of the Offer will not require a vote of LDR’s stockholders. Following the consummation of the Offer and subject to the satisfaction of the conditions to the Merger, Parent, Purchaser and LDR will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of LDR’s stockholders in accordance with Section 251(h) of the DGCL.

THE LDR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LDR’S

STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO

THE OFFER.

The LDR board of directors has unanimously adopted resolutions (i) determining that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, LDR and LDR’s stockholders, (ii) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) recommending that LDR’s stockholders accept the Offer and tender all of their Shares to Purchaser pursuant to the Offer and (iv) resolving that the Merger be effected under Section 251(h) of the DGCL.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the Merger Agreement, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered before the expiration of the Offer and not properly withdrawn.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” of the Offer to Purchase and as otherwise required by Rule 14e-1(c) promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) if you are a record holder and your Shares being tendered are uncertificated and held in book-entry form on the books of LDR’s transfer agent, (A) the Letter of Transmittal, properly completed and duly executed, and (B) any other documents required by the Letter of Transmittal and (ii) if your Shares are held in “street name” and are being tendered by book-entry transfer, (A) confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, (B) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in Section 2 — “Acceptance for Payment and Payment for Shares” of the Offer to Purchaser) and (C) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the Offer Price to be paid for any Shares, regardless of any extension of the Offer or delay in making payment.

The Offer will expire at 12:00 midnight, New York City time, on July 13, 2016 (one minute after 11:59 p.m., New York City time, on July 12, 2016) (such time and date, the “Expiration Date” unless Purchaser, in accordance with the Merger Agreement extends the period during which the Offer is open, in which event “Expiration Date” will mean the latest time and date at which the Offer, so extended, will expire).

Purchaser may waive any Offer Condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without LDR’s consent. However, unless otherwise provided by the Merger Agreement, Purchaser may not, without the prior written consent of LDR, (i) waive the Minimum Condition, (ii) decrease the number of Shares sought to be purchased by Purchaser in the Offer, (iii) reduce the Offer Price, (iv) extend or otherwise change the Expiration Date (except to the extent required pursuant to the Merger Agreement), (v) change the form of consideration payable in the Offer, or (vi) amend, modify or supplement any of the conditions of the Offer (the “Offer Conditions”) or terms of the Offer in a manner that adversely affects the holders of Shares. The Merger Agreement provides that, subject to the parties’ termination rights under the Merger Agreement and Purchaser’s right to waive any Offer Condition, other than the Minimum Condition, (i) Purchaser must extend the Offer for one or more successive periods of up to ten business days each, the length of each such period to be determined by Parent in its sole discretion, if, at any then-scheduled expiration of the Offer, any of the Offer Conditions are not satisfied or waived by Parent and Purchaser, (ii) Purchaser must extend the Offer for the period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff, the New York Stock Exchange or The NASDAQ Global Select Market that is applicable to the Offer, and (iii) Purchaser will not, however, be required to extend the Offer beyond October 6, 2016, unless such date is extended in accordance with the Merger Agreement by Parent or LDR up to February 6, 2017 due to the failure of the waiting period (and any extension thereof) applicable to the Merger under the HSR Act to have expired or terminated, in which case we will not be required to extend the Offer beyond such extended date (such date, as it may be extended from time to time, the “Outside Date”). We are prohibited from extending the Offer beyond the Outside Date without the prior written consent of LDR.

Any extension of the Offer will be followed by a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder’s Shares.

Pursuant to Section 251(h) of the DGCL and due to the obligations of Parent, Purchaser and LDR under the Merger Agreement, Purchaser expects the Merger to occur as soon as practicable following consummation of the Offer without a subsequent offering period. Following consummation of the Offer and subject to the satisfaction or waiver of the conditions to the Merger, Purchaser, Parent and LDR will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of LDR’s stockholders in accordance with Section 251(h) of the DGCL.

Shares tendered pursuant to the Offer may be properly withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 13, 2016. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of such withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares, and must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser’s counsel, be unlawful. None of Parent, Purchaser, LDR, the Depositary, the Information Agent (as defined below), or any other person is or will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders are urged to consult with their tax advisors to determine the particular tax consequences to them (including the applicable effect of any state, local or foreign income and other tax laws) of tendering their Shares pursuant to the Offer, exchanging their Shares in the Merger or exercising appraisal rights. For a more complete description of the material U.S. federal income tax consequences of the Offer and the Merger, see Section 5 — “Material United States Federal Income Tax Consequences” of the Offer to Purchase.

The information required to be disclosed by Rule 14d-6(d)(1) promulgated under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. LDR has provided Purchaser with LDR’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase and related documents to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on LDR’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at its telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Except as set forth in the Offer to Purchase, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

June 14, 2016

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